Exhibit 10.2

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT, dated as of March 8, 2021 (this “Agreement”), by and among New Beginnings Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Airspan Networks Inc., a Delaware corporation (the “Company”), and New Beginnings Acquisition Corp., a Delaware corporation (“Parent”).

WHEREAS, Parent, the Company and Artemis Merger Sub Corp., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”), propose to enter into, concurrently herewith, a Business Combination Agreement (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA), which provides for, among other things, a business combination between Parent and the Company;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 2,875,000 shares of Parent Common Stock and 545,000 Parent Units (such shares of Parent Common Stock, including the Parent Common Stock underlying the Parent Units, the “Sponsor Parent Shares”); and

WHEREAS, in order to induce Parent and the Company to enter into the BCA and the Key Company Stockholders to enter into the Stockholder Support Agreement, each of Sponsor, Parent and the Company desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.  Sponsor Parent Shares Forfeiture. Sponsor hereby agrees that, subject to, and conditioned upon, the occurrence of the Closing and effective as of immediately prior to the Effective Time, Sponsor shall provide written notice to Continental Stock Transfer & Trust Company (“Continental”), in a form reasonably acceptable to Continental, forfeiting and surrendering 125,000 Sponsor Parent Shares (the “Forfeited Shares”) and Continental shall, upon receipt of such written notice, release the Forfeited Shares to Parent for cancellation. Sponsor and Parent shall take all reasonably necessary actions required to reflect the forfeiture and surrender of the Forfeited Shares as of immediately prior to the Effective Time in the books and records of Continental. This Section 1 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.

2.  Voting Obligations. Sponsor, by this Agreement, with respect to the Sponsor Parent Shares, hereby agrees during the term of this Agreement to vote, at any meeting of stockholders of Parent, including the Parent Stockholders’ Meeting, and in any action by written consent of the stockholders of Parent, all of the Sponsor Parent Shares held by Sponsor at such time (a) in favor of the approval and adoption of the BCA and the approval of the Merger, the other Transactions and the other Parent Proposals and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or Merger Sub under the BCA or that would reasonably be expected to result in the failure of the Merger or the other Transactions from being consummated. Sponsor acknowledges receipt and review of a copy of the BCA.

3.   Waiver of Redemption Rights. Sponsor agrees not to (a) demand that Parent redeem the Sponsor Parent Shares in connection with Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Parent Shares for redemption.

4.  Transfer of Sponsor Parent Shares. Sponsor agrees during the term of this Agreement that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any of the Parent Sponsor Shares or otherwise agree to do any of the foregoing, except pursuant to this Agreement, (b) deposit any Parent Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Sponsor Parent Shares; provided that the foregoing shall not prohibit the transfer of the Parent Sponsor Shares to an affiliate of Sponsor, but only if such affiliate of Sponsor shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

5.  No Solicitation of Transactions.

(a)  Sponsor agrees during the term of this Agreement not to directly or indirectly, through any officer, member, manager, representative, agent or otherwise, take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders or any of their affiliates or Representatives), concerning, relating to or which is intended or would reasonably be expected to give rise to or result in, a Business Combination Proposal, other than with the Company, its stockholders and their respective affiliates and Representatives. Sponsor shall, and shall direct its representatives and agents to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which would reasonably be expected to give rise to or result in, a Business Combination Proposal. Sponsor may respond to any unsolicited proposal regarding a Business Combination Proposal by indicating that Sponsor is subject to the exclusivity agreements set forth in this Agreement and Parent is subject to the exclusivity agreements set forth in Section 7.17 of the BCA, and that Sponsor is unable to entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Proposal for as long as the BCA remains in effect.

(b)  Notwithstanding anything in this Agreement to the contrary, (i) Sponsor shall not be responsible for the actions of Parent, Merger Sub or the Parent Board (or any committee thereof) or any officers, directors, members, managers, employees or professional advisors (each in their capacity as such) of Parent or Merger Sub, including any such persons that are also officers, members, managers, employees, representatives or agents of Sponsor (the “Parent Related Parties”), with respect to any of the matters contemplated by this Section 5, (ii) Sponsor makes no representations or warranties with respect to the actions of any of the Parent Related Parties with respect to any of the matters contemplated by this Section 5, (iii) any breach by Parent of its obligations under Section 7.17 of the BCA shall not be considered a breach of this Section 5 (it being understood, for the avoidance of doubt, that Sponsor shall remain responsible for any breach by it or any officer, director, employee, representative or agent of it on its behalf (whether or not such person is also a Parent Related Party) of this Section 5) and (iv) to the extent Parent complies with its obligations under Section 7.17 of the BCA and participates in discussions or negotiations with a person regarding a Business Combination Proposal in accordance with Section 7.17 of the BCA, the Parent Related Parties (including any such Parent Related Party that is an officer, director, employee, representative or agent of Sponsor), in their capacities as such, may engage in discussions or negotiations with such person to the extent permitted under Section 7.17 of the BCA. For the avoidance of doubt, nothing in this Section 5(b) shall modify or otherwise limit the obligations of Parent pursuant to Section 7.17 of the BCA.

6. Representations and Warranties. Sponsor represents and warrants to Parent and the Company as follows:

(a)  The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, on the part of Sponsor, (iii) result in the creation of any encumbrance on any Sponsor Parent Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(b)  As of the date of this Agreement, Sponsor owns exclusively of record and has good and valid title to the Sponsor Parent Shares free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, and (iii) the governing documents of the Sponsor, and as of the date of this Agreement, subject to those limitations described in Parent’s prospectus, dated October 29, 2020, and filed by Parent with the SEC on November 2, 2020, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Sponsor Parent Shares, and Sponsor does not own, directly or indirectly, any other shares of Parent Common Stock.

(c)  Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor.

7.  Termination. This Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time and (b) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that (i) nothing in this Section 7 shall relieve any party from liability for fraud or willful breach of this Agreement occurring prior to its termination, (ii) the provisions of this Section 7 and Section 8 (other than Section 8(j)) shall survive any termination of this Agreement and (iii) the second sentence of Section 1 shall survive any termination of this Agreement as a result of the Effective Time.

8.   Miscellaneous.

(a)  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 8(a)):

If to Parent or Sponsor, to:

New Beginnings Acquisition Corp.

New Beginnings Sponsor, LLC

800 1st Street, Unit 1

Miami, FL 33139

Attention: Michael S. Liebowitz

Email: michael@m2afo.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

If to the Company, to:

Airspan Networks Inc.
777 Yamato Road
Boca Raton, FL 33431
Attention: David Brant, Chief Financial Officer

Email: DBrant@Airspan.com

with a copy to:

Dorsey & Whitney LLP
51 West 52nd Street
New York, NY 10019
Attention: Ted Farris; Brian R. Rosenau
Email: farris.ted@dorsey.com; rosenau.brian@dorsey.com

(b)  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c)  (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement; (x) the word “including” means “including without limitation”; (xi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (xii) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (xiii) no summary of this Agreement prepared by a party hereto shall affect the meaning or interpretation of this Agreement.

(d)  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(e)  This Agreement (together with the BCA, to the extent referred to in this Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the express written consent of the other parties hereto.

(f)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and their respective successors and permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) At the request of Parent or the Company, in the case of Sponsor, or at the request of Sponsor, in the case of Parent or the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by Parent, Merger Sub and the Company.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(l).

(m) This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(n)  Sponsor shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger or any of the other Transactions, a copy of this Agreement, Sponsor’s identity and ownership of the Sponsor Parent Shares and the nature of Sponsor’s commitments and obligations under this Agreement.

(o)  Sponsor signs this Agreement solely in Sponsor’s capacity as a stockholder of Parent. Sponsor makes no agreement or understanding in this Agreement in Sponsor’s capacity (or in the capacity of any affiliate, partner or employee of Sponsor) as a director or officer of Parent or Merger Sub (if Sponsor holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by Sponsor (or any affiliate, partner or employee of Sponsor) in his, her or its capacity as a director or officer of Parent or Merger Sub, and no actions or omissions taken in Sponsor’s capacity (or in the capacity of any affiliate, partner or employee of Sponsor) as a director or officer of Parent or Merger Sub shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict Sponsor (or any affiliate, partner or employee of Sponsor) from exercising his or her fiduciary duties as an officer or director of Parent or Merger Sub.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEW BEGINNINGS SPONSOR, LLC

By	/s/ Michael S. Liebowitz
Name:	Michael S. Liebowitz
Title:	Managing Member

NEW BEGINNINGS ACQUISITION CORP.

By	/s/ Michael S. Liebowitz
Name:	Michael S. Liebowitz
Title:	Chief Executive Officer

AIRSPAN NETWORKS INC.

By	/s/ David Brant
Name:	David Brant
Title:	Chief Financial Officer

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